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                                                                   EXHIBIT 10.19

                                 [BackWeb logo]

December 19, 2003

VIA HAND DELIVERY

Mr. Erez Lorber
c/o BackWeb Technologies
2077 Gateway Place
Suite 500
San Jose, CA 95110

Dear Erez:

      As discussed and agreed previously with you, as a result of your promotion your title and responsibilities have changed. BackWeb would like to congratulate you and wish you the best of success. The purpose of this letter is to outline and confirm our discussions regarding the compensation package associated with your new position.

      BackWeb Technologies, Ltd. ("BackWeb" or the "Company") is pleased to offer you the position of Chief Executive Officer ("CEO"), reporting to the Board of Directors, effective January 1, 2004.

      Upon assuming the CEO position on January 1, your gross annual base salary will be $230,000. In addition to the base salary, as CEO, you will be eligible to receive incentive compensation as outlined on Attachment A to this letter. Your total annual targeted incentive compensation is $137,000 (less all required withholding taxes) provided that you attain 100% of your plan. Details on how this incentive compensation is earned and paid are attached to this letter as Attachment A.

      In addition to your salary, as part of your compensation as CEO the Company's Board of Directors has approved a grant of 400,000 options to purchase Ordinary Shares of BackWeb Technologies, Ltd. in accordance with the Company's 1998 US Stock Option Plan. This new option grant was approved at the Board meeting on October 20, 2003. The effective date of the grant is October 24, 2004 [sic], and the price is $1.15 per share. Your options will vest as follows: 25% on December 31, 2004, and month thereafter for a period of 3 years until fully vested.

      Once you have assumed your new CEO role, and in the event the Company is Acquired by merger, consolidation, or an asset sale and a comparable position is not available to you in the new company (as determined at the date of the closing of the transaction) the vesting of your options that were granted on October 24, as well as any other unvested options you have received prior thereto or thereafter, will automatically
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accelerate so that they will be 100% vested as of the date of the closing of such transaction.

      After you assume the CEO position, if the Company terminates your employment for a reason other than Cause, you will be entitled to six (6) months' base pay as a severance package. Such severance package does not include any incentive compensation not yet earned, nor any other benefits not yet earned at the time of termination.

      For purposes of this letter "Acquired" or "Acquisition" shall mean (i) a merger or consolidation of BackWeb with or into another company whereby the shareholders of BackWeb prior to such transaction own, directly or indirectly, less than a majority of the surviving corporation, (ii) the sale of all or substantially all of BackWeb's assets, or (iii) the sale, in one transaction or a series of related transactions, of a majority of the voting power of BackWeb.

      Also for purposes of this letter, "Cause" shall mean: (i) a material failure or refusal by you to diligently perform your duties to BackWeb; provided, however, that if reasonably possible, BackWeb will provide you with 30 days advance notice to remedy the situation; (ii) intentional or grossly negligent conduct by you that is materially detrimental to, or materially discredits, the reputation, character or standing of BackWeb, including, without limitation, the commission of a crime of moral turpitude; (iii) conduct by you that is intended to do injury to BackWeb; or (iv) disability that prevents you from performing your duties for more than 90 days in any 360 day period.

      Currently, all BackWeb Board positions are occupied or require an outside, non-employee Director. Therefore, you will not become a member of the board until such time that the BackWeb Board of Directors makes such a nomination and you are approved at the next general meeting of shareholders following such nomination. As you know, any Board nominations are subject to the review and approval of the Board, or a nominating committee thereof, and you will need to stand for election by the shareholders at that time.


      Notwithstanding any other provision of this letter, you understand that your employment with the Company remains "at will." This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party's option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

      This letter, the documents incorporated herein by reference, and the Employment, Confidential Information and Inventions Assignment Agreement previously signed by you represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing by the Company.

      Please acknowledge your acceptance of this new position and compensation package by signing a copy of this letter where indicated and returning it to me by December 30th.

      Once again, we truly appreciate your contribution to and support of BackWeb and look forward to working with you as we move into this next phase of our business.

Sincerely,

/s/ ELI BARKAT

Eli Barkat
Chairman
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Attachments:
Attachment A - Incentive Compensation Outline

ACKNOWLEDGED AND AGREED TO:

/s/ EREZ LORBER                         12/26/03
------------------------------          ------------------------------
Erez Lorber                             Date
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                  ATTACHMENT A - INCENTIVE COMPENSATION OUTLINE

Your incentive compensation target for calendar year 2004 is $137,000.

One hundred percent (100%) of your potential incentive compensation, or $137,000 at 100% of target, will be paid within ninety (90) days of the Company's calendar year end and will be paid based upon the Company's achievement of financial and other goals to be set by the Company's Board of Directors.

You are eligible to receive incentive compensation only if you are a BackWeb employee at the conclusion of the annual period used as the basis for calculation.

Please note that the structure of your incentive compensation can change from time to time based upon Company needs and plans as determined by the Company's Board of Directors in its sole discretion.